Exhibit 5.01

[Fenwick & West Letterhead]

February 5, 2010

ShoreTel, Inc.

960 Stewart Drive

Sunnyvale, California 94085

Ladies and Gentlemen:

At your request, we have examined the registration statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about February 5, 2010, under the Securities Act of 1933, as amended, in order to register an aggregate of 2,694,619 shares of your Common Stock (the “Stock”). The shares of Stock consist of: (1) 2,245,516 additional shares reserved for issuance under your 2007 Equity Incentive Plan (the “2007 Plan”) and (2) 449,103 additional shares reserved for issuance under your 2007 Employee Stock Purchase Plan (the “2007 Purchase Plan”).

In rendering the opinion, we have examined such matters of law as we have deemed necessary in order to render the opinions set forth herein, and as to matters of fact, we have examined the following:

(1)	the Registration Statement, together with the exhibits filed as part thereof or incorporated therein by reference (including without limitation the 2007 Plan and the 2007 Purchase Plan and the forms of agreements and documents related thereto) and the prospectuses prepared in connection therewith;

(2)	your Third Restated Certificate of Incorporation (filed with the Secretary of State of Delaware on July 9, 2007), and your Second Amended and Restated Bylaws certified by the Secretary of the Company on July 9, 2007;

(3)	the minutes of meetings and actions by written consent of the stockholders and Board of Directors that are contained in your minute books and in the minute books of ShoreTel, Inc., a California corporation (the “Predecessor”), that are in our possession;

(4)	a certificate from your transfer agent as to the number of outstanding shares of your capital stock as of February 4, 2010; and

(5)	a certificate of good standing issued by the Secretary of State for the State of Delaware on February 2, 2010.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock will be, when issued, properly signed by your authorized officers or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We are admitted to practice law in the State of California, and we express no opinion herein with respect to the application or effect of the laws of any jurisdiction other than the existing laws of the United States of America and the State of California and the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

Based upon the foregoing, it is our opinion that:

(1)	the 2,245,516 additional shares of Stock that may be issued and sold by you pursuant to (i) the exercise of stock options, (ii) the purchase of restricted stock, (iii) awards of stock bonuses that have been or may be granted or awarded by you under the 2007 Plan, or (iv) any other awards issued pursuant to the 2007 Plan, when issued, sold and delivered in accordance with the 2007 Plan, the stock option grant and exercise agreements, restricted stock purchase agreements and stock bonus agreements entered into or to be entered into thereunder, and in the manner and for the consideration referred to in the Form S-8 prospectus associated with the 2007 Plan, will be validly issued, fully paid and non-assessable; and

(2)	the 449,103 additional shares of Stock that may be issued and sold by you upon the exercise of purchase rights granted or to be granted under the 2007 Purchase Plan, when issued, sold and delivered in accordance with the 2007 Purchase Plan, stock purchase and other agreements entered into or to be entered into thereunder, and in the manner and for the consideration referred to in the Form S-8 prospectus associated with the 2007 Purchase Plan and the Registration Statement, will be validly issued fully paid and non-assessable.

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We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto. This opinion speaks only as of its date and we assume no obligation to update this opinion should circumstances change after the date hereof. This opinion is intended solely for use in connection with issuance and sale of the Stock subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

/s/ Fenwick & West